Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES THIRD QUARTER 2004 EARNINGS OF $0.22 PER SHARE

November 1, 2004 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) today announced that its third quarter 2004 earnings before discontinued operations were $0.22 per share, fully diluted. The $0.22 per share corresponds to the $0.28 per share, fully diluted “income before discontinued operations and cumulative effect of change in accounting principle” reported in the third quarter of 2003.

Consolidated revenues for the quarter ended September 30, 2004, were $89,923,000 versus the $92,809,000 reported in the third quarter of 2003. Gross profit margins were $22,193,000 (24.7%) in the third quarter of 2004 versus the $19,372,000 (20.9%) reported in the comparable period of 2003. Income before discontinued operations and cumulative effect of change in accounting principle was $5,123,000 in the third quarter of 2004 and $6,463,000 in the third quarter of 2003. Net income was $5,120,000 in 2004’s third quarter versus $10,745,000 in the comparable period in 2003.

Consolidated results per share for the third quarter of 2004 were earnings of $0.22 with 23,728,000 weighted average diluted common shares outstanding versus $0.46 ($0.28 before discontinued operations and cumulative effect of change in accounting principle) with 23,326,000 weighted average diluted common shares outstanding in the third quarter of 2003.

Divisional pretax earnings from continuing operations for the third quarter of 2004 versus the third quarter of 2003 were: Fluids – $3,187,000 in 3Q 2004 and $3,603,000 in 3Q 2003; Well Abandonment & Decommissioning – $5,652,000 in 3Q 2004 and $7,597,000 in 3Q 2003; and, Production Enhancement (previously Testing & Services) – $3,047,000 in 3Q 2004 and $1,666,000 in 3Q 2003.

Financial data aggregating the first nine months of 2004, comparable data for 2003 and data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, Chief Executive Officer, stated, “The third quarter of 2004 will go down as the most memorable quarter in TETRA’s 24 year history. During the third quarter, we completed the three largest acquisitions in corporate history and closed on two financings; initially obtaining approximately $230 million of borrowing capacity. Additionally, we weathered three major tropical storms, including Hurricane Ivan.

“The Compressco, Kemira calcium chloride business and Arapaho acquisitions are exciting growth opportunities for TETRA. Couple these new additions with our already growth-oriented structure, and TETRA’s future appears bright.

“To help fund this growth, TETRA entered into a new unsecured $140 million bank credit facility which replaces an expiring $95 million bank credit facility. This new facility can be expanded to $200 million with the agreement of TETRA and the existing lenders, or additional lenders. Simultaneously, TETRA diversified its debt structure by placing approximately $90 million (equivalent) of dollar and euro denominated debt in a private unregistered offering. These unsecured seven-year senior notes have bullet maturities and carry a weighted average 4.96% fixed interest rate. When combined with TETRA’s cash flow, the bank facility and the privately placed debt create a formidable financial structure, with flexibility to grow our businesses.

“As we had indicated in a previous press release, our third quarter earnings were significantly impacted by Hurricane Ivan and other tropical weather. The most severely impacted business units were domestic fluids and, within the Well Abandonment & Decommissioning Division, inland water P&A, offshore P&A and Maritech. With the exception of approximately 350 b/d of shut-in oil production at a Maritech facility, most other disruptions caused by the storms were transitory. Excluding the production decline, we believe normal operations in our business units resumed in October.

“The residual impact from the storms may actually benefit our operations in late 2004 and into 2005. The energy industry experienced significant damage to its infrastructure in the Gulf of Mexico from the storms. We believe that because of this damage there will be opportunities for TETRA to achieve higher utilization than originally anticipated for some of our equipment spreads and personnel within our WA&D Division, in the future. The timing of this work is indeterminate, as much of this remedial activity has been put on hold, while companies assess actual damage and evaluate their options regarding repairs. When the repair of significantly damaged infrastructure begins, TETRA expects to secure some of this work. If the work begins in the fourth quarter of 2004, it could have positive implications for earnings in late 2004 as well as 2005.

“Regardless of the timing of actual repairs, Hurricane Ivan has created a heightened awareness of the significant additional abandonment and decommissioning costs that can be incurred with the catastrophic loss of offshore platforms, wells or pipelines. We believe this will further stimulate growth of our well abandonment and decommissioning business in the years to come.

“Prior to the September storms, we had estimated 2004 earnings at $0.90 – $1.00 per share. While we believe that some storm related work will accrue to TETRA, the timing of this work is indeterminate. Therefore, we have lowered our 2004 earnings guidance range to $0.80 – $0.90 per share,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled "Certain Business Risks" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$34,479	$28,684	$102,514	$88,283
WA&D Division	37,119	52,858	97,551	122,226
Production Enhancement Division	18,386	11,808	44,239	34,316
Eliminations and other	(61)	(541)	(322)	(1,307)
Total revenues	89,923	92,809	243,982	243,518

Gross Profit
Fluids Division	7,078	6,546	21,771	20,759
WA&D Division	9,351	9,819	21,822	28,094
Production Enhancement Division	5,759	3,005	12,436	7,803
Eliminations and other	5	2	(20)	(7)
Total gross profit	22,193	19,372	56,009	56,649

General and administrative expense	14,417	9,646	38,233	33,707
Operating income	7,776	9,726	17,776	22,942

Interest expense (income), net	403	99	219	376
Other expense (income)	(8)	(34)	(339)	(501)

** Income before taxes, discontinued operations and cumulative effect of change in accounting principle	7,381	9,661	17,896	23,067

Provision for income taxes	2,258	3,198	5,780	7,940

Income before discontinued operations and cumulative effect of change in accounting principle	5,123	6,463	12,116	15,127

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(3)	4,282	(349)	3,768

Net income before cumulative effect of accounting change	5,120	10,745	11,767	18,895
Cumulative effect of change in accounting principle, net of taxes	–	–	–	(1,464)

Net income	$5,120	$10,745	$11,767	$17,431

** Income before taxes, discontinued operations and cumulative effect of change in accounting principle
Fluids Division	3,187	3,603	11,190	11,047
WA&D Division	5,652	7,597	11,717	19,299
Production Enhancement Division	3,047	1,666	6,668	4,539
Corporate overhead	(4,505)	(3,205)	(11,679)	(11,818)
Total	7,381	9,661	17,896	23,067

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.23	$0.30	$0.54	$0.70
Income (loss) from discontinued operations, net of taxes	(0.00)	0.19	(0.01)	0.17
Cumulative effect of change in accounting principle, net of taxes	–	–	–	(0.07)
Net income	$0.23	$0.49	$0.53	$0.80

Weighted average shares outstanding	22,375	21,904	22,322	21,763

Diluted per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.22	$0.28	$0.51	$0.66
Income (loss) from discontinued operations, net of taxes	(0.00)	0.18	(0.01)	0.17
Cumulative effect of change in accounting principle, net of taxes	–	–	–	(0.07)
Net income	$0.22	$0.46	$0.50	$0.76

Weighted average shares outstanding	23,728	23,326	23,664	22,853

Depreciation, depletion and amortization	$8,763	$9,312	$22,646	$24,268

(A) Information presented for each period reflects TETRA's Damp Rid, Inc. and Norwegian process services operations as discontinued operations.

(B) DD&A information for 2003 includes a loss from the relinquishment of oil and gas property.

Balance Sheet	September 30, 2004	December 31, 2003
	(In Thousands)
Cash	$3,412	$16,925
Accounts receivable, net	75,449	70,769
Inventories	53,749	35,116
Other current assets	9,436	13,991
PP&E, net	218,020	144,098
Other assets	125,284	28,700
Total assets	$485,350	$309,599

Current portion of long-term debt	$6	$8
Other current liabilities	63,438	44,681
Long-term debt	136,159	4
Other long-term liabilities	61,507	54,137
Equity	224,240	210,769
Total liabilities and equity	$485,350	$309,599

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4398

www.tetratec.com

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